Exhibit 3.36

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

AVIONIC INSTRUMENTS INC.

Adopted in accordance with the provisions
of Section 242 of the General Corporation
Law of the State of Delaware

We, David M. Reinfeld, President, and Pearl R. Reinfeld, Secretary, of Avionic Instruments Inc., a corporation existing under the laws of the State of Delaware, do hereby certify as follows:

FIRST:                                                           That the Certificate of Incorporation of said corporation has been amended as follows:

A.                                   By striking out the whole of Article SECOND thereof-as it now exists and inserting in lieu and instead thereof a new Article SECOND, reading as follows:

“SECOND: Its Registered Office in the State of Delaware is

229 South Street, City of Dover, County of Kent, Zip Code

19901. The name of the corporation’s Registered Agent at

such address is The Prentice-Hall Corporation System, Inc.”

B.                                     By striking out the whole of Article FOURTH thereof as it now exists and inserting in lieu and instead thereof a New Article FOURTH, reading as follows:

“FOURTH: The total number of shares which the Corporation shall have authority to issue is three million (3,000,000) and the par value of each such share is one tenth of one ($.001) cent amounting in the aggregate to three thousand ($3,000.00) dollars.

SECOND:                                            That such amendments have been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the unanimous written consent of all of the stockholders entitled to vote in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, We have signed this certificate this 31st day of March, 1987.

/s/ David M. Reinfeld
David M. Reinfeld, President

ATTEST:

/s/ Pearl R. Reinfeld
Pearl R. Reinfeld, Secretary